Exhibit 99.1

Olympic Steel Reports First-Quarter 2020 Results

Disciplined approach to operating expenses and inventory management further strengthens balance sheet and liquidity

CLEVELAND--(BUSINESS WIRE)--May 1, 2020--Olympic Steel, Inc. (Nasdaq: ZEUS), a leading national metals service center, today announced financial results for the three months ended March 31, 2020.

Net income for the first quarter totaled $0.6 million, or $0.05 per diluted share, compared to $2.1 million, or $0.18 per diluted share, in the first quarter of 2019. Sales for the first quarter of 2020 totaled $354 million, compared with $446 million in the first quarter of 2019. The results include $0.5 million of LIFO pre-tax income in the first quarter of 2020, while there was no LIFO adjustment in the first quarter of 2019. The first-quarter earnings impact of LIFO is noted in the reconciliation below.

“We are pleased that our team’s efforts resulted in a first-quarter profit despite a challenging environment. Our results include the positive impacts of reducing operating expenses and the continuous improvement of our inventory management. These initiatives, together with our strong balance sheet and liquidity, have created a stronger and more resilient foundation that we believe will enable us to manage through the uncertainty caused by the COVID-19 pandemic,” said Chief Executive Officer Richard T. Marabito.

“We are committed to a safe work environment and are closely following the evolving COVID-19 guidance provided by our government officials and the U.S. Centers for Disease Control and Prevention, including social distancing, restricting travel, disinfecting and sanitizing our facilities, and working remotely whenever possible. We are proud of how our employees have responded and represented Olympic Steel during this difficult time.”

Marabito continued, “As an essential business, we continue to safely serve our customers from all of our facilities, and our supply chains remain intact. We have curtailed non-critical spending and quickly right-sized our workforce and inventory to correlate with current business levels. Our decisive actions ensure that Olympic Steel remains a strong, reliable company during this period of economic and end-market uncertainty, with the ability to quickly respond to improved business activity as the United States economy reopens. We finished the quarter with improved liquidity, and approximately $112 million of availability under our asset-based revolving credit facility.”

The Board of Directors also approved a regular quarterly cash dividend of $0.02 per share, which is payable on June 15, 2020, to shareholders of record on June 1, 2020.

The table that follows provides a reconciliation of non-GAAP measures to measures prepared in accordance with GAAP.

Olympic Steel, Inc.

Reconciliation of Net Income Per Diluted Share to Adjusted Net Income Per Diluted Share

The following table reconciles adjusted net income per diluted share to the most directly comparable GAAP financial measure:

	Three Months Ended March 31,
	2020	2019

Net income per diluted share:	$0.05	$0.18

Excluding the following item:
LIFO (income)	(0.03)	-
Adjusted net income per diluted share (non-GAAP):	$0.02	$0.18

Conference Call and Webcast

A simulcast of Olympic Steel’s 2020 first-quarter earnings conference call can be accessed via the Investor Relations section of the Company’s website at www.olysteel.com. The live simulcast will begin at 9 a.m. ET on May 1, 2020, and a replay will be available for approximately 14 days thereafter.

Forward-Looking Statements

It is the Company’s policy not to endorse any analyst’s sales or earnings estimates. Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are typically identified by words or phrases such as “may,” “will,” “anticipate,” “should,” “intend,” “expect,” “believe,” “estimate,” “project,” “plan,” “potential,” and “continue,” as well as the negative of these terms or similar expressions. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those implied by such statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Such risks and uncertainties include, but are not limited to: risks associated with the novel coronavirus, or COVID-19, pandemic, including, but not limited to reduced sales and profit levels, slower payment of accounts receivable and potential increases in uncollectible accounts receivable, falling metals prices that could lead to lower of cost or market inventory adjustments and the impairment of intangible and long-lived assets, reduced availability and productivity of our employees, increased operational risks as a result of remote work arrangements, including the potential effects on internal controls, as well as cybersecurity risks and increased vulnerability to security breaches, information technology disruptions and other similar events, negative impacts on our liquidity position, and increased costs and less ability to access funds under our ABL Credit Facility and the capital markets; risks of falling metals prices and inventory devaluation; general and global business, economic, financial and political conditions, including the 2020 U.S. election; competitive factors such as the availability, global pricing of metals and production levels, industry shipping and inventory levels and rapid fluctuations in customer demand and metals pricing; the levels of imported steel in the United States and the tariffs initiated by the U.S. government in 2018 under Section 232 of the Trade Expansion Act of 1962 and imposed tariffs and duties on exported steel or other products, U.S. trade policy and its impact on the U.S. manufacturing industry; cyclicality and volatility within the metals industry; fluctuations in the value of the U.S. dollar and the related impact on foreign steel pricing, U.S. exports, and foreign imports to the United States; the successes of our efforts and initiatives to improve working capital turnover and cash flows, and achieve cost savings; our ability to generate free cash flow through operations and repay debt; the availability and rising costs of transportation and logistical services; customer, supplier and competitor consolidation, bankruptcy or insolvency; reduced production schedules, layoffs or work stoppages by our own, our suppliers’ or customers’ personnel; the adequacy of our existing information technology and business system software, including duplication and security processes; the adequacy of our efforts to mitigate cyber security risks and threats, especially with employees working remotely due to the COVID-19 pandemic; the amounts, successes and our ability to continue our capital investments and strategic growth initiatives, including acquisitions and our business information system implementations; our ability to successfully integrate recent acquisitions into our business and risks inherent with the acquisitions in the achievement of expected results, including whether the acquisition will be accretive and within the expected timeframe; events or circumstances that could adversely impact the successful operation of our processing equipment and operations; rising interest rates and their impacts on our variable interest rate debt; the impacts of union organizing activities and the success of union contract renewals; changes in laws or regulations or the manner of their interpretation or enforcement could impact our financial performance and restrict our ability to operate our business or execute our strategies; events or circumstances that could impair or adversely impact the carrying value of any of our assets; risks and uncertainties associated with intangible assets, including impairment charges related to indefinite lived intangible assets; the timing and outcomes of inventory lower of cost or market adjustments and last-in, first-out, or LIFO, income or expense; the inflation or deflation existing within the metals industry, as well as product mix and inventory levels on hand, which can impact our cost of materials sold as a result of the fluctuations in the LIFO inventory valuation; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; our ability to repurchase shares of our common stock and the amounts and timing of repurchases, if any; and unanticipated developments that could occur with respect to contingencies such as litigation, arbitration and environmental matters, including any developments that would require any increase in our costs for such contingencies.

In addition to financial information prepared in accordance with GAAP, this document also contains adjusted earnings per diluted share, which is a non-GAAP financial measure. Management’s view of the Company’s performance includes adjusted earnings per share, and management uses this non-GAAP financial measure internally for planning and forecasting purposes and to measure the performance of the Company. We believe this non-GAAP financial measure provides useful and meaningful information to us and investors because it enhances investors’ understanding of the continuing operating performance of our business and facilitates the comparison of performance between past and future periods. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. A reconciliation of this non-GAAP measure to the most directly comparable GAAP financial measure is provided above.

About Olympic Steel

Founded in 1954, Olympic Steel is a leading U.S. metals service center focused on the direct sale of processed carbon, coated and stainless flat-rolled sheet, coil and plate steel, aluminum, tin plate, and metal-intensive branded products. The Company’s CTI subsidiary is a leading distributor of steel tubing, bar, pipe, valves and fittings, and fabricator of value-added parts and components. Headquartered in Cleveland, Ohio, Olympic Steel operates from 30 facilities in North America.

For additional information, please visit the Company’s website at www.olysteel.com or https://olysteel.irpass.com/Contact_Us?BzID=2195.

Olympic Steel, Inc. Consolidated Statements of Net Income (in thousands, except per-share data)

	Three months ended
	March 31
	2020	2019

Net sales	$354,380	$445,919

Costs and expenses
Cost of materials sold (excludes items shown separately below)	282,522	366,382
Warehouse and processing	23,076	25,611
Administrative and general	19,059	20,129
Distribution	12,289	12,835
Selling	6,810	7,340
Occupancy	2,660	2,798
Depreciation	4,516	4,431
Amortization	397	319

Total costs and expenses	351,329	439,845

Operating income	3,051	6,074

Other income (loss), net	(17)	14

Income before financing costs and income taxes	3,034	6,088

Interest and other expense on debt	2,239	3,242

Income before income taxes	795	2,846

Income tax provision	202	772

Net income	$593	$2,074

Earnings per share:

Net income per share - basic	$0.05	$0.18

Weighted average shares outstanding - basic	11,444	11,488

Net income per share - diluted	$0.05	$0.18

Weighted average shares outstanding - diluted	11,459	11,488

Olympic Steel, Inc. Consolidated Balance Sheets (in thousands)

	As of March 31, 2020	As of Dec. 31, 2019
Assets

Cash and cash equivalents	$5,284	$5,742
Accounts receivable, net	165,782	133,572
Inventories, net (includes LIFO debits of $1,098 and $598 as of March 31, 2020 and December 31, 2019 respectively)	267,554	273,531
Prepaid expenses and other	6,364	6,997

Total current assets	444,984	419,842

Property and equipment, at cost	420,594	416,511
Accumulated depreciation	(264,699)	(260,264)

Net property and equipment	155,895	156,247

Goodwill	3,423	3,423
Intangible assets, net	28,940	29,259
Other long-term assets	14,569	14,439
Right of use asset, net	30,156	26,345

Total assets	$677,967	$649,555

Liabilities

Accounts payable	$82,962	$69,452
Accrued payroll	8,805	13,196
Other accrued liabilities	12,381	12,850
Current portion of lease liabilities	6,095	5,589

Total current liabilities	110,243	101,087

Credit facility revolver	209,052	192,925
Other long-term liabilities	15,964	14,068
Deferred income taxes	12,127	12,262
Lease liabilities	24,189	20,861

Total liabilities	371,575	341,203

Shareholders' Equity

Preferred stock	-	-
Common stock	132,006	131,647
Treasury stock	(480)	(335)
Accumulated other comprehensive loss	(4,829)	(2,281)
Retained earnings	179,695	179,321

Total shareholders' equity	306,392	308,352

Total liabilities and shareholders' equity	$677,967	$649,555

Olympic Steel, Inc. Segment Financial Information (In thousands, except tonnage and per-ton data. Figures may not foot to consolidated totals due to Corporate expenses.)

	Three months ended March 31
	Carbon Flat Products		Specialty Metals Flat Products		Tubular and Pipe Products
	2020	2019	2020	2019	2020	2019

Tons sold	263,110	273,171	34,570	35,784	N/A	N/A

Net sales	$ 202,967	$ 278,536	$ 88,488	$ 88,097	$ 62,925	$ 79,286
Average selling price per ton	771	1,020	2,560	2,462	N/A	N/A
Cost of materials sold	163,137	233,316	76,235	76,245	43,150	56,821
Gross profit	39,830	45,220	12,253	11,852	19,775	22,465
Operating expenses	41,176	43,994	9,518	9,608	15,470	16,850
Operating income (loss)	$(1,346)	$ 1,226	$2,735	$2,244	$4,305	$5,615

Depreciation and amortization	$3,010	$2,814	$497	$526	$1,364	$1,368

				As of Mar. 31, 2020		As of Dec. 31, 2019
Assets
Flat-products				$ 456,058		$ 432,566
Tubular and pipe products				220,854		215,841
Corporate				1,055		1,148
Total assets				$ 677,967		$ 649,555

Other Information
(In thousands except per-share data)				As of Mar. 31, 2020		As of Dec. 31, 2019

Shareholders' equity per share				$ 27.89		$ 28.04

Debt to equity ratio				0.68 to 1		0.63 to 1

				Three Months Ended March 31
				2020		2019

Net cash from (used for) operating activities				$ (11,985)		$ (1,165)

Cash dividends per share				$ 0.02		$ 0.02

Contacts

Richard A. Manson
Chief Financial Officer
(216) 672-0522
ir@olysteel.com